Exhibit 99.1

XpresSpa to Present at the 2020 Wall Street Conference and Retreat Today

Company to Announce Fourth Quarter 2019 Financial Results on March 30th

NEW YORK, February 19, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), a health and wellness company, announced that CEO Doug Satzman will present at the 2020 Wall Street Conference and Retreat today, Wednesday, February 19th at 11:30 a.m. Eastern Time at the Hilton West Palm Beach and Convention Center and host investor meetings on Thursday, February 20th.

The 2020 Wall Street Conference and Retreat is an exclusive, invitation-only event being held on Wednesday and Thursday, February 19th and 20th, for money managers, brokers, funds, and family offices. XpresSpa will also bring massage therapists and chairs (mini spa) to the event for the benefit of participants.

Separately, XpresSpa also announced that it will report its fourth quarter 2019 financial results after the close of the financial markets on Monday, March 30th. The announcement will be followed by a conference call at 4:30 p.m. Eastern Time.

The conference call can be accessed live over the phone by dialing 201-689-8263. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13699193. The replay will be available until April 13th. The webcast can be accessed from Investor Relations section of the Company’s website at http://xpresspagroup.com.

As a reminder, on January 14th, XpresSpa provided preliminary financial results for the fourth quarter and fiscal year ended December 31, 2019.

•	A preliminary domestic comparable store sales increase of 7.7% for the fourth quarter 2019, representing the third consecutive quarter of positive comparable store sales growth and best quarterly result of 2019. Notably, the preliminary December domestic comparable store sales increase of 10.2% was the best monthly result since January 2017.
•	A preliminary domestic comparable store sales increase of 4.2% for the full year 2019.
•	The opening of a new spa in Concourse E at Hartsfield-Jackson Atlanta International Airport in December 2019, joining existing XpresSpa spas in Concourses A, C, and D.
•	The closing of two tertiary spas in JFK International Airport in December 2019 which had a negative contribution to operations.

These preliminary financial results demonstrate XpresSpa’s continued progress in strengthening operations and exemplifies its brand positioning as the health and wellness destination for the modern traveler.

In 2020, XpresSpa anticipates opening several spas within successful, existing markets along with new markets, particularly internationally, where the Company already operates some of its most profitable locations. XpresSpa will look to complete its systematic pruning of underperforming locations with one more low sales volume spa targeted for an out-of-cycle spa closure.

XpresSpa will also seek to extend its comparable store sales momentum, improve four-wall margins and manage G&A through effective cost management at the store and corporate level. Importantly, the Company intends to forge new strategic partnerships with brands that share XpresSpa’s commitment to health and wellness and can further monetize its desirable real estate and affluent customer base, as it has already done with Calm and Persona.

Preliminary Results

Our financial statements for the quarter and fiscal year ended December 31, 2019 are not yet available and our independent registered public accounting firm, CohnReznick LLP, has not completed its review of any financial statements for such period. Our expectations with respect to our unaudited results for the period discussed above are based upon management estimates. Such results are preliminary and subject to revision based upon the completion of our quarter and year-end financial closing process and are not meant to be comprehensive for this period. Following the completion of our quarter and year-end financial closing process and review by our independent registered public accounting firm, we may report financial results that could differ from these estimates. While we believe that the above information and estimates are based on reasonable assumptions, our actual results may vary, and such variation may be material. Factors that could cause the preliminary financial data and estimates to differ include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles, for the financial results for the quarter and year ended December 31, 2019; (ii) discovery of new information that affects accounting estimates and management’s judgment underlying these estimated results; and (iii) the completion of the review by our independent registered public accounting firm of our financial results for the quarter and year ended December 31, 2019.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 51 locations in 25 airports globally. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as luxury travel products and accessories. XpresSpa provides almost one million services to customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253